UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-8A

NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a)

OF THE INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940, and in connection with such notification of registration submits the following information:

Name:	BlackRock Funds IV

Address of Principal Business Office (No. & Street, City, State, Zip Code):	100 Bellevue Parkway Wilmington, DE 19809

Telephone Number (including area code):	1-800-441-7762

Name and Address of Agent for Service of Process:	John M. Perlowski BlackRock Funds IV 55 East 52nd Street, New York NY 10055

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

YES  ☒

NO  ☐

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this Notification of Registration to be duly signed on its behalf in the city of New York and state of New York on the 20th day of April, 2018.

Signature:	BlackRock Funds IV

	By:	/s/ John M. Perlowski
John M. Perlowski
President and Chief Executive Officer

Attest:	/s/ Neal J. Andrews
Neal J. Andrews
Chief Financial Officer